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                                                              Exhibit 10.53

March 11, 1998


Diane L. Fraiman
2857 Shenandoah Terrace
Portland, OR 97210

Dear Diane:

We are very pleased that you are considering joining us at Informix Software, Inc. (Company). The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Informix Software, Inc. in the capacity of Vice President, Corporate Marketing, reporting to Bob Finocchio, Chairman, President and Chief Executive Officer.

Your salary, computed on an annual basis beginning on the date you become an employee of the Company, will be $250,000 per year and shall be paid in equal semi-monthly installments.

You will also participate in the Executive Incentive Compensation Plan in 1998 at a rate of 40%. The first six months are guaranteed. Plan details will be provided under separate cover.

It will be recommended to the Board of Directors that you receive a non-qualified stock option under the Informix Corporation Employee Stock Option Plan to acquire 200,000 shares of the common stock of Informix Corporation on terms and conditions to be determined solely by the Board of Directors at the time of the grant. In the event of a merger or change in control of the Company within six months after the date of the agreement, the exercisability of your options will accelerate as to two year's additional vesting. If such change of control takes place after such six month period, the exercisability of your options will accelerate so as to become fully vested. You, of course, will be under no obligation to exercise any stock options which may be granted to you.

In addition, a relocation bonus of $135,000 will be awarded to you in which you will become "vested" at the rate of $67,500 for each of your first two years with the Company. In the event you terminate your employment before the end of the first year you will be required to repay the full amount of the bonus and if you terminate your employment after one year but before completing two years you will be required to repay one-half of the bonus.

The company will also pay for relocation costs as outlined in Attachment A.

In the event of a change in ownership of the company during your first two years of employment, you will be entitled to receive as severance an amount equal to one (1) year base salary, if your employment terminates within 90 days of the initiating event irrespective of which party initiates the termination.

This offer of employment is contingent upon the following:

- Your signing of the Company's Employee Agreement for Nondisclosure of Confidential Information, in the form attached.

-    Your acceptance of this offer by signing this letter below.

-    Your signing of the enclosed W-4 form.

-    Approval by the Informix Board of Directors.

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Page 2
Diane Fraiman
March 11, 1998



- Within your first day of employment, you must provide for examination, proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. These include either 1) a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, an unexpired foreign passport with attached employment authorization or an alien registration card with photograph; OR 2) a state driver's license, a state I.D. card, a U.S. military card AND a Social Security card or a U.S. birth certificate.
If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents. You will not be placed on the payroll until this form is completed by a Company representative. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States within the first three days the Company may terminate your employment. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States.

Except as stated above, this offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time for any reason.

As an employee of Informix, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company.

This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior, oral or written representations or agreements made by anyone employed by, or associated with, the Company. The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Chief Executive Officer or the Vice President, Human Resources.

I am looking forward to your acceptance of this offer.   Please acknowledge
your acceptance by signing and dating this letter.   In addition, please
complete the W-4 form and return it to the Human Resources Department prior to beginning your employment or no later than 3 days after your date of hire. Enclosed for your convenience in making the return is a self-addressed envelope. Please bring your I-9 form, required identification, and Non-Disclosure Agreement with you on your first day of employment for verification and witnessing by your manager.

Sincerely,

INFORMIX SOFTWARE, INC.

/s/ SUSAN DANIEL

Susan Daniel
Vice President
Human Resources


AGREED ON THE 11th DAY OF MARCH

ANTICIPATED START DATE: MARCH 30, 1998

SIGNED: /s/ DIANE FRAIMAN

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                                  ATTACHMENT A


A. TRAVEL AND LIVING EXPENSES: Reasonable and necessary expenses of travel and living for the employee/spouse will be reimbursed for the following:

        1. Travel of employee/spouse from former residence to new location in order to commence employment. Includes travel, meals, and lodging en route for one-way trip.

        2.  Three (3) months temporary living up to $3,000/month.

        3. Residence search trip includes round-trip travel, meals, lodging up to a total of eight (8) days (no limit on number of trips).

        4. Travel expense is limited to coach air fare, train fare not to exceed coach fare, or automobile mileage for one automobile at a rate of 35 cents per mile.

B. MOVING ASSISTANCE: Informix Software, Inc. Finance Department, in conjunction with the Human Resources Department, will select, authorize and pay the moving company directly for the expense of moving the employee's normal household goods and personal effects from his/her former residence to his/her new residence, including the following:

        1. SHIPMENT: Includes shipment of normal household goods and personal effects from the former residence to the new residence. Does not include shipping of livestock, boats, trailers, trees, shrubs, firewood, construction material or other property requiring special handling. Does not include exclusive use of van, mover's overtime or waiting time, extra labor charges or additional pickup and delivery stops.

        2. PACKING AND UNPACKING: Includes packing of normal household goods and personal effects for shipment at the former residence and unpacking and placement of such goods at the new residence. Does not include disassembly, assembly, handling or placement of objects, equipment or permanently fixed installations; such as, outdoor fireplaces, swing sets, TV antenna, etc. which require extra labor charges.

        3. DISCONNECTING AND CONNECTING APPLIANCES: Limited to services arranged for or performed by the moving company. At the new residence, assistance is provided only for connection to existing outlets already in the house. Up to $100 maximum total for disconnection of appliances at the old residence and reconnection of the same appliances at the new residence (TV antenna not covered).

        4. STORAGE: Includes in-transit storage of household goods and personal effects shipped from the former residence for a maximum of 60 days.

        5. SHIPMENT OF PETS: Includes shipment of normal household pets such as cat or dog. Such animals should be taken as baggage with the family traveling commercially, if possible. Board is limited to the number of days of family temporarily living at the new location. The Company assumes no liability for pets.

        6. INSURANCE: Includes mover's coverage of $2 per pound for damage to common household goods and personal effects. Does not cover such items as valuable antiques, cash, documents, plants and perishables. Does include insurance for art works.


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        7.  AUTOMOBILES:  Includes shipment of one (1) automobile if relocation is 1,500 miles or less; for distances over 1,500 miles up to two (2) automobiles may be shipped provided commercial travel accommodations are used by the employee and his/her dependents in traveling to the new location. Reasonable judgment should be used in considering the value of the automobile versus its shipping costs.

        8.  LIMITATIONS:   Expenses which are not authorized by Informix
            Software, Inc. will not be reimbursed and are the financial responsibility of the employee, including the following:

                 a) any handling, shipping, insuring or other services performed by the mover requiring additional labor or other charges

                 b) the cost of services performed by the employee, his/her dependents, relatives or others not authorized by the Company

                 c)  Gratuities to moving company employees.